                                                                   Exhibit 11.1


CORPORATE EXPRESS, INC.
STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE

PRIMARY EARNINGS PER SHARE

                                Year Ended                 Year Ended             Year Ended
                             February 28, 1994         February 25, 1995         March 2, 1996
                             -----------------         -----------------       ----------------
Income (loss) from            $    (5,602,000)          $    12,149,000        $     2,744,000
 continuing operations
Preferred stock dividend      $    (1,500,000)          $      (432,000)
Discontinued operations               138,000                       -                      -
Extraordinary item                 (1,169,000)                  586,000                    -
                             -----------------         -----------------       ----------------
Net income (loss)             $    (8,133,000)          $    12,303,000        $     2,744,000
                             =================         =================       ================

Income (loss) per share:
    Continuing operations     $          (.21)          $           .24        $           .04
    Discontinued operations               .00                       -                      -
    Extraordinary item                   (.04)                      .01                    -
                             -----------------         -----------------       ----------------
Net income (loss) per share   $          (.25)          $           .25        $           .04
                             =================         =================       ================
Weighted average shares            14,256,000                42,274,000             63,893,000
 outstanding

Common Stock Equivalents:
   Preferred stock                 12,771,000 (A)             3,192,000                    -
   Stock options                          -   (B)             2,418,000              4,164,000
    and warrants
   Convertible notes                                                                       -  (B)
Items issued within one
 year of IPO:
   Preferred stock                  1,839,000 (C)               460,500  (C)               -
   Stock options                    1,272,000 (C)               318,000  (C)               -
    and warrants
   Common stock                     2,127,000 (C)               532,500  (C)               -
                             -----------------         -----------------       ----------------
Total weighted average
 shares outstanding                32,265,000                49,195,000             68,057,000
                             =================         =================       ================

FULLY DILUTED EARNINGS PER
 SHARE

Fully diluted earnings per share differs from primary earnings per share by less than 3%.

- ------------------------------------------------------------------------------

(A) Preferred stock is included even though anti-dilutive due to automatic conversion to common stock on a two-for-one basis upon completion of the initial public offering.

(B)  Amounts are excluded from the calculation as they are anti-dilutive.

(C) Amounts represent stock issued within one year of the initial filing of the registration statement in connection with the initial public offering at below the IPO price and are net of shares repurchased under the treasury stock method.